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EXHIBIT 12

                         ADVANTA CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              THREE MONTHS ENDED
                                                                    MARCH 31,
                                                             --------------------
($ IN THOUSANDS)                                                2005       2004
----------------                                             ----------  --------
Net income                                                   $72,670     $ 9,439
Income tax expense                                            12,347       6,163
                                                             -------     -------
Earnings before income taxes                                  85,017(1)   15,602
Fixed charges:
  Interest on debt and deposits                               10,296       9,242
  Interest on subordinated debt payable to preferred
    securities trust                                           2,289       2,289
  One-third of all rentals                                       386         634
                                                             -------     -------
  Total fixed charges                                         12,971      12,165
                                                             -------     -------
Earnings before income taxes and fixed charges               $97,988     $27,767
Ratio of earnings to fixed charges(2)                           7.55x       2.28x

(1) Earnings before income taxes in the three months ended March 31, 2005 includes a $67.7 million gain on transfer of consumer credit card business relating to our May 28, 2004 agreement with Bank of America.

(2) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense and one-third (the portion deemed representative of the interest factor) of rental expense on operating leases.